EXHIBIT 10.5

TRXADE, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

SUREN AJJARAPU

This Agreement is made by and between TRXADE, INC., a Florida corporation (the "Company"), and Suren Ajjarapu ("Executive") to be effective as of May 24, 2013 (the "Effective Date"). This Agreement amends and restated in its entirety the Executive Employment Agreement executed on May 15, 2013, for employment with the Company

RECITALS

A. The Company has entered into a Stock Purchase Agreement and Shareholders Agreement dated as of May ____, 2013 (the "Stock Purchase and Shareholders Agreements") with Executive.

B. Executive has transferred certain confidential and proprietary information relating to the business and operations of the online pharmaceutical trading business (the "Business") to the Company.

D. Executive's covenant not to compete with the Company, as reflected in this Agreement, is an essential inducement to the Company to enter into the transactions described in the Stock Purchase Agreements, among the Company and Executive.

1. Duties and Scope of Employment.

(a) Position; Employment Commencement Date; Duties. Executive's employment with the Company pursuant to this Agreement is effective as of May 1, 2013 (the "Employment Commencement Date"). On and after the Employment Commencement Date, the Company shall employ the Executive as the President of the Company and Chairman of the Board of Directors of the Company (the "Board"). During the Employment Term (as defined in section 2 herein), Executive shall render such business and professional services in the performance of his duties as are consistent with Executive's position within the Company, and as shall reasonably be assigned to him by the Board.

(b) Obligations. During the Employment Term, Executive shall devote approximately 30% of his business efforts and time to the Company. Company agrees that during the Employment Term Executive will actively engage in other employment, occupations and/or consulting activities for direct or indirect remuneration, and that Executive may do so without the prior approval of the Board, subject to the restrictions in Section 7 hereof.

2. Employment Term. It is intended that the employment arrangement contemplated by this Agreement shall be "at will," meaning that either the Executive or the Company shall be entitled to terminate the Executive's Employment at any time and for any reason, with or without cause "Employment Term"). Any contrary representations that may have been made to the Executive shall

be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the "at will" nature of the Executive's Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company. In the event that Executive's employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Executive shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances.

3. Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee and fringe benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans for the position held by the Executive.

4. Vacation. During the Employment Term, Executive shall have three weeks of paid vacation per year. The Company's vacation policy may be revised from time to time by action of the Board of Directors. In the event of termination, any unused vacation weeks shall be paid as salary continuation.

5. Expenses. While Executive is employed during the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

6. Compensation.

(a) Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of not less than One Hundred Thousand ($100,000) per year (the "Base Salary"). Such salary may be increased from time to time at the sole discretion of the Board of Directors and shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding.

(b) Bonus. For the first full year of the Term, Executive shall be entitled to receive, within 90 days after the end of the such full year, an annual bonus (the "Bonus") of up to $50,000 based upon Executive's performance and the Company's attainment of objectives established by the Board of Directors or a Compensation Committee of the Board. With respect to any subjective milestones, the determination of whether Executive has attained the mutually agreed upon milestones for the Bonus shall be reasonably determined by the Board or the Compensation Committee. Prior to the start of the second and third year, the Board or Compensation Committee will re-evaluate and set the Executive's level of Bonus.

7. Noncompetiton.

(a) Executive and the Company agree that due to the nature of Executive's association with the Company, Executive has confidential and proprietary information relating to the Business and operations of the Company. Executive acknowledges that such information is of extreme importance to the Business of the Company and that disclosure of such confidential

information to others, or the unauthorized use of such information by others, would cause substantial loss and harm to the Company.

(b) Executive and the Company further agree that the market for the Business is intensely competitive and that the Company engages in the Business throughout the United States.

(c) During the period which shall commence at the voluntary termination of Executive's employment for any reason and continuing for two (2) years thereafter (the "Restricted Period"), Executive shall not, anywhere in the Business Area (as defined below), directly or indirectly (including without limitation, through any Affiliate (as defined below) of Executive), own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of or consultant of any Competitor (as defined below).

(d) Notwithstanding the foregoing provisions of Section 7(c) and the restrictions set forth therein, Executive may own securities in any of the Competitors that is publicly held corporation, but only to the extent that Executive does not own, of record or beneficially, more than 1% (one percent) of the outstanding beneficial ownership of any such Competitor.

(e) "Competitor" as used herein, means any entity or person that is competing with the Business in the Business Area. Competing with the Business includes, without limitation, directly or indirectly owning and or working in any capacity for a company in the pharmaceutical industry .

(f) "Business Area" as used herein, means the United States of America.

(g) "Affiliate" as used herein, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity.

8. Nonsolicitation of Employees. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly encourage, solicit, request, cause, induce or attempt to induce any person who is at the time an employee of or a consultant of the Company to leave the employ of or terminate such person's relationship with the Company. This Section 8 shall not prohibit general advertising conducted by Executive in the ordinary course of Executive's business which is not specifically directed at employees or consultants of the Company.

9. Nonsolicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, (i) solicit, induce or attempt to induce any customer, pharmacy, pharmaceutical provider or supplier, wholesaler, or vendors, to cease doing business in whole or in part with the Company with respect to the Business; (ii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its Affiliates with any third party; or (iii) disparage the business reputation the Company (or their management team) or take any actions that are harmful the Company's goodwill with their customers, pharmacy, pharmaceutical provider or supplier or wholesaler, vendors, employees, the media or the public. Notwithstanding the foregoing, general advertising conducted by Executive in the ordinary course of Executive's business which is not specifically directed at the Company, its Affiliates, customers, pharmacies, suppliers, or contractors shall not be deemed to violate clauses (i) or (ii) above of this Section 9.

10. Injunctive Relief. The parties agree that the remedy at law for any breach of Sections 7, 8 and 9 of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of the provisions of Sections 7, 8 and 9 of this Agreement, the Company shall be entitled to seek an injunction restraining Founder from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Executive.

11. Reasonableness and Enforceability of Covenants.

(a) The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Executive's material economic interest in the transactions contemplated in the Stock Purchase Agreement as well as his position of confidence and trust as a founder and executive employee of the Company.

(b) If any court of competent jurisdiction determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, acquisitions or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company: Trxade, Inc.
Attn: President and CEO
19029 N Dale Mabry Hwy
Lutz, FL 33548

If to Executive: Suren Ajjarapu
8913 Regents Park Dr. Suite #680
Tampa, FL 33647

or at the last residential address known by the Company.

14. Proprietary Information Agreement. Executive agrees to enter into the Company's standard Employment, Confidential Information and Invention Assignment Agreement (the "Proprietary Information Agreement") upon commencing employment hereunder.

15. Entire Agreement. This Agreement, the employee benefit plans referred to in Section 3, the Stock Purchase and Shareholders Agreements and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

16. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Board (or in the event that Executive is Chairman, then a duly authorized representative of the majority of the members of the Board).

17. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

18. Governing Law. This Agreement shall be governed by the laws of the State of Florida without reference to rules relating to conflict of law.

19. Arbitration.

(a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Executive's Employment, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

(b) Procedure. The arbitrator's decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator's decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in Tampa, FL.

(c) Costs. The parties shall share the costs of arbitration equally. Both the Company and the Executive shall be responsible for their own attorneys' fees. Notwithstanding the forgoing, the non-prevailing party shall reimburse the prevailing party for arbitration costs and reasonable attorney's fees, to the extent allowable under applicable law.

(d) Applicability. This Section 19 shall not apply to (i) workers' compensation or unemployment insurance claims or (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either the Executive or the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 24, 2013:

TRXADE, INC.

____

Prashant Patel, CEO

EXECUTIVE

____

Suren Ajjarapu